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                      CONSENT OF DRINKER BIDDLE & REATH LLP


         We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the categories or persons whose consent is required under Section 7 of the Securities Act.

/s/ Drinker Biddle & Reath LLP
Philadelphia, PA
April 13, 2000